Exhibit 99.4

January 4, 2011	MEDIA AND INVESTOR RELATIONS CONTACT:	Roz Elliott
	Phone:	303/605-1707
	24-Hour:	303/882-1703

DCP MIDSTREAM PARTNERS AND DCP MIDSTREAM, LLC PROVIDE

UPDATE ON APPALACHIAN NGL JOINT VENTURE

DENVER – DCP Midstream Partners, LP (NYSE: DPM) and its sponsor, DCP Midstream, LLC (together, DCP), announced today that they are no longer pursuing a joint venture or alternative transaction structures with EQT Corporation (EQT) (NYSE: EQT) related to EQT’s processing needs in the Marcellus and Huron shale areas of the Appalachian basin.

“We will continue to actively pursue economically attractive business opportunities in the Marcellus,” said Tom O’Connor, chairman of DCP Midstream Partners, LP and chairman, president and chief executive officer of DCP Midstream, LLC. “We are very pleased with DCP’s portfolio of growth opportunities, including our Marysville NGL storage acquisition announced yesterday.”

DCP Midstream Partners, LP (NYSE: DPM) is a midstream master limited partnership that gathers, treats, processes, transports and markets natural gas, transports and markets natural gas liquids, and is a leading wholesale distributor of propane. DCP Midstream Partners, LP is managed by its general partner, DCP Midstream GP, LLC, which is wholly owned by DCP Midstream, LLC, a joint venture between Spectra Energy and ConocoPhillips.

DCP Midstream, LLC, headquartered in Denver, Colorado, leads the midstream segment as one of the nation’s top three largest natural gas gatherers and processors, and one of the largest natural gas liquids producer and marketers in the U.S. DCP Midstream operates in 17 states across producing regions. DCP

Midstream is a 50:50 joint venture between Spectra Energy and ConocoPhillips. The Company owns the General Partner of DCP Midstream Partners, LP, a master limited partnership, and provides operational and administrative support to the partnership.

This press release contains forward-looking statements as defined under the federal securities laws regarding DCP Midstream Partners, LP, including projections, estimates, forecasts, plans and objectives. Although management believes that expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to be correct. In addition, these statements are subject to certain risks, uncertainties and other assumptions that are difficult to predict and may be beyond our control. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, the Partnership’s actual results may vary materially from what management anticipated, estimated, projected or expected.

Investors are encouraged to closely consider the disclosures and risk factors contained in the Partnership’s annual and quarterly reports filed from time to time with the Securities and Exchange Commission. The Partnership undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Information contained in this press release is unaudited, and is subject to change.

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